EXHIBIT 10.32

AGREEMENT

This agreement (the “Agreement”) is made as of this 8th day of March 2005, by and between GeoPharma, Inc. (“GeoPharma”), a Florida corporation, having offices at 6950 Bryan Dairy Road, Largo, Florida 33777 and Icon International, Inc. (“Icon”), a Connecticut corporation, having offices at 107 Elm Street/Four Stamford Plaza, Stamford, CT 06902.

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally and equitably to be bound, hereby agree as follows:

1. Creation of Trade Credits: Purchase Price

1.1 On the date hereof, GeoPharma hereby sells and transfers title to Icon and Icon hereby purchases and accepts title to the products set forth in Exhibit 1.1 (the “Products”) as is and with no recourse or right of return.

1.2 As full consideration for the Products Icon hereby creates in its books in favor of GeoPharma $1,269,350.00 in Straight Trade Credits more fully described below and in Exhibit 1.2 hereto. GeoPharma acknowledges that it is only entitled to said Straight Trade Credits and in no event shall GeoPharma be entitled to cash from Icon.

2. GeoPharma shall ship the Products insurance and freight prepaid at its expense to such designees as Icon shall hereafter advise from time to time, it being understood that Icon may direct such shipments to any person or company anywhere in the continental United States and Icon warrants that any and all shipments that are a subject to this agreement must be completed within thirty (30) days of signing this agreement. (If shipment is requested by Icon outside the continental United States, Icon will pay the cost of shipment from port of exit). Icon’s rights of resale or distribution shall be unrestricted and require no approval by GeoPharma prior to sale. Icon releases GeoPharma from any liability for any and all product returns in the future. Upon execution of this Agreement, the Products shall be segregated and marked in Icon’s name and shall be stored and fully insured by GeoPharma for Icon’s benefit at no expense to Icon. Icon shall contact Carol Dore-Falcone of GeoPharma for all inquiries regarding the Products.

3. GeoPharma shall defend, indemnify and hold Icon harmless from and against any product liability claims made against Icon with respect to any of the Products provided that GeoPharma is given prompt written notice of the assertion of any such claim. GeoPharma will deliver a certificate of Product Liability Insurance naming Icon and its designees as additional insureds. Notwithstanding that Icon owns the Products, GeoPharma agrees to maintain all risks insurance until delivery (FOB-destination) to Icon’s designees and agrees to name Icon as insured parties for the value of this Agreement.

4. This Agreement does not in any way create the relationship of principal and agent between GeoPharma and Icon. Icon shall not act or attempt to act, or represent itself directly or by implication, as agent of GeoPharma or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of GeoPharma and will not make any representations, on behalf of or in the name of GeoPharma, with respect to the Products, except such as may be expressly authorized by GeoPharma in writing, or as set forth in literature prepared or authorized by GeoPharma.

5. Representations and Warranties

5.1 GeoPharma represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) it has full power and authority to enter into and perform this Agreement in accordance with its terms; (iii) the execution, delivery and performance of this Agreement by GeoPharma have been duly authorized by all requisite corporate action of GeoPharma; (iv) this Agreement is a valid and binding obligation of GeoPharma, enforceable in accordance with its terms; and (v) it has transferred to Icon good and marketable title to the Products, free and clear of all claims, liens or encumbrances and subject only to the terms and conditions of this Agreement.

5.2 GeoPharma further represents and warrants that: (i) the Products are new, fully packaged as is customary, in merchantable condition, and carry its normal warranty in favor of the eventual purchasers or Icon’s designees at the time of shipment; (ii) the sale or distribution of the Products does not require qualification thereof or by Icon with any U.S. Federal, U.S. State or U.S. administrative agency or otherwise; and (iii) the Products comply with all with regulatory requirements of the United States concerning Product labeling and content; (iv) the Products are fit for human consumption and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”) as amended, or within the meaning of any applicable state or municipal laws in the U.S.A.; and (v) the Products shall not be articles that may not, under the Act or any other applicable law, statute or regulation, be introduced into U.S. interstate commerce. GeoPharma will furnish Icon without charge its inventory of catalog booklets, sheets and other sales promotional material that describes the Products.

5.3 Icon represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of Connecticut; (ii) it has full power and authority to enter into and perform this Agreement in accordance with its terms; (iii) the execution, delivery and performance of this Agreement by Icon have been duly authorized by all requisite corporate action of Icon; (iv) this Agreement is a valid and binding obligation of Icon, enforceable in accordance with its terms; and (v) the Straight Trade Credits that will be issued will be free and clear of all claims, liens, or encumbrances and subject only to the terms and conditions of this Agreement.

5.4 Icon further represents and warrants that: (i) Icon will not misrepresent directly or indirectly the availability of GeoPharma in warranty, post-warranty and maintenance service for the Products and Icon will cause its transferees to agree to the foregoing undertaking; and (ii) Icon will comply with applicable U.S. Export Control Administration regulations in connection with any resale of Products outside the United States.

6. Assignment

6.1 Icon may not assign its obligations under this Agreement without the prior approval of GeoPharma, which consent shall not be unreasonably withheld.

6.2 Subject to the following sentence, GeoPharma may assign all or any portion of the Straight Trade Credits acquired pursuant to this Agreement (i) to any controlled affiliate of GeoPharma without the consent of Icon, or (ii) with the prior written consent of Icon to any other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Icon shall not be obligated to (i) redeem Straight Trade Credits in exchange for products or services that the holder of such Straight Trade Credits manufactures, provides or distributes, or (ii) consent to the assignment of Straight Trade Credits (a) to any proposed transferee that engages in a business that competes with Icon or any of its affiliates, or (b) to any party which Icon does not reasonably believe is a suitable holder of the credits or which will not execute an acknowledgment statement concerning the Straight Trade Credits requested by Icon. In the event of a permitted assignment hereunder to any third party other than a controlled affiliate of GeoPharma, GeoPharma shall pay a transfer fee in cash to Icon upon such transfer equal to fifteen percent (15%) of the face amount of the Straight Trade Credits so assigned.

7. Miscellaneous

7.1 This Agreement contains a complete statement of all arrangements between the parties with respect to its subject matter, and cannot be changed or terminated orally. There are no representations, warranties, or arrangements other than those set forth within this Agreement or any Exhibit attached hereto.

7.2 All notices and other communications under this Agreement shall be in writing and shall be considered given when delivered by hand against receipt or mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may designate by notice to the other).

If to GeoPharma:	GeoPharma, Inc.
6950 Bryan Dairy Road
Largo, Florida 33777
Attention: Carol Dore-Falcone, VP/CFO

If to Icon:	Icon International, Inc.
107 Elm Street
Four Stamford Plaza/15th Floor
Stamford, CT 06902
Attention: Mr. John Kramer, President

7.3 This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut applicable to agreements made and to be performed in Connecticut. Any dispute or controversy arising under or in connection with this agreement shall be settled by arbitration to be held in the City of Stamford in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the Connecticut courts for this purpose. The Arbitration shall interpret the Agreement as drafted, and only in the event of silence, look to the laws of Connecticut.

7.4 The provisions set forth in any Exhibit hereto or other attachment to this Agreement are hereby incorporated herein as if fully set forth herein and to the extent of any conflict between the provisions of this Agreement and any Exhibit or attachment hereto, the provisions of this Agreement shall govern.

7.5 Both GeoPharma and Icon acknowledge that during the term of this Agreement, each party may obtain access to confidential and proprietary information, trade secrets, customer lists, media information, media pricing and financial information (the “Confidential Information”) of the other party. The parties acknowledge that each party would be irreparably damaged by the disclosure of the Confidential Information to others. Therefore, the parties agree to keep secret and confidential and not to disclose the Confidential Information of each other without the prior written consent of the other party. The parties’ agreement not to disclose the Confidential Information shall survive the expiration of this Agreement.

Agreed to:

GeoPharma, Inc.

By:		Date: 3/8/05
Name:	CAROL DORE-FALCONE
Title:	VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Icon International, Inc.

By:		Date: 3/8/05
Name:	JOHN KRAMER
Title:	PRESIDENT

EXHIBIT 1.2

STRAIGHT TRADE CREDITS

Icon covenants and agrees with GeoPharma that it shall enable GeoPharma or its permitted assignees (singularly or collectively, the “Holder”) to redeem the Straight Trade Credits conveyed hereby in the following manner:

1 Definition of Straight Trade Credits — “Straight Trade Credits” shall mean the right, but not the obligation, to purchase services and goods made available to the Holder by Icon. Such services and goods shall be purchasable in consideration for an amount of Straight Trade Credits and a cash payment which, when combined, equals the total purchase price. The total purchase price of any such services or goods will be determined in accordance with Section 3 hereof. Holder acknowledges that the actual amount or percentage of cash (in U.S. Dollars) required in each purchase may vary widely from one transaction to another transaction. Icon makes no representation as to the particular services and goods or categories of services and goods that shall be made available to the Holder or as to the cash price at which any such services or goods will be offered to the Holder by Icon. Icon covenants only to use reasonable efforts to obtain services and goods requested by the Holder pursuant to Section 3 hereof and, except with respect to such covenant to use reasonable efforts, the Holder releases Icon from any liability for any matter, including, but not limited to, the cash portion of the price at which Icon offers any services or goods to the Holder. The Holder acknowledges that (a) it has had adequate opportunity to obtain, and has obtained to its satisfaction, information from Icon regarding Icon and the nature of the Straight Trade Credits, (b) the Straight Trade Credits may not be converted to cash, (c) transfer of the Straight Trade Credits is strictly limited, and (d) failure of the Holder to use the Straight Trade Credits for any reason, including lack of desired services or goods with an acceptable cash portion of the price for the Holder, shall cause the Straight Trade Credits to lapse at the end of their term with no obligation from Icon in lieu of such unused Straight Trade Credits.

2 Term of Straight Trade Credits — Any Straight Trade Credits not redeemed by Holder in the manner described in this Exhibit on or before February 28, 2008, shall expire on such date. Icon shall have no further obligation to redeem or otherwise honor Straight Trade Credits held by Holder after such date, except that Icon shall be obligated to redeem such Straight Trade Credits in consideration for any services and goods requested by Holder and agreed to be provided by Icon prior to such date.

3 Available Services and Goods

(a)

Use of Straight Trade Credits for the Purchase of Media. Holder may advise Icon from time to time by delivery to Icon of a purchase request (“Media Purchase Request”) in form and substance reasonably satisfactory to Icon of any television or radio advertising time, magazine, and/or out-of-home media space (collectively, “media”), which Holder requires for use within the United States and Holder’s historical cost, as adjusted by market conditions (the “Media Benchmark Price”). The Media Benchmark Price for each individual Media Purchase Request may not be changed after it has been communicated to Icon by Holder. Holder acknowledges that any direct contact between Holder and the media providers with respect to any proposed media placement hereunder will significantly reduce Icon’s ability to deliver such media to Holder. All media placed hereunder shall be non-commissionable and subject to broadcaster’s and publisher’s clearance. Icon shall promptly after receipt of a Media Purchase Request from Holder advise Holder whether Icon can obtain such media and, if so, the cash price (the “Media

Cash Price”) to Holder at which Icon would be willing to provide such media. If Icon offers to provide such media at a Media Cash Price that is less than the Media Benchmark Price, Holder shall purchase such media in consideration for cash equal to the Media Cash Price and Straight Trade Credits in an amount equal to the Media Benchmark Price minus the Media Cash Price. For any media placed hereunder, Icon shall forward to Holder, promptly after receipt by Icon, applicable proof of performance (affidavits of performance provided to Icon by the media providers). If for any reason any media placed by Icon hereunder shall fail to run, Icon will provide Holder with “make good” advertising in accordance with industry standards. Holder understands that, if Holder cancels a previously placed media schedule order, which cancellation is not in accordance with negotiated cancellation rights, Icon may experience damage in its relationships with its vendors. Accordingly, should Holder cancel or fail to complete all or any part of a media schedule after the same has been ordered, for any reason other than the fault of Icon, Holder shall reimburse Icon for any direct out-of-pocket costs or expenses with respect to such canceled media schedule. The reimbursements hereunder are due and payable to Icon, without offset, upon demand by Icon. For broadcast media, Icon shall invoice Holder on the first day after the completion of the broadcast month in which the media was scheduled to run. For print media, Icon shall invoice Holder on the issue space closing date. For out-of-home media, Icon shall invoice Holder upon posting of such media. Such invoices shall reflect the “on order” amount. Upon receipt by Icon of the applicable proof of performance with respect to any media placed hereunder, Icon shall compare the media run versus order. At such time, any necessary adjustments will be made and a new invoice shall be generated indicating any additional amounts due to Icon or any credit due to Holder with respect to such media.

(b)	Use of Straight Trade Credits for the Purchase of Printing Services. Holder may advise Icon from time to time by delivery to Icon of a purchase request in form and substance reasonably satisfactory to Icon of (i) any printing services that Holder requires, including detailed specifications and the quantity required (the “Printing Services”), (ii) timing requirements, (iii) the verifiable cash price at which such Printing Services may be obtained by Holder from unaffiliated third party vendors of Holder, including a specific breakdown of the labor and paper costs of such Printing Services (“Printing Benchmark Price”), and (iv) such other information as requested by Icon (“Printing Purchase Request”). Icon shall, promptly after receipt of a Printing Purchase Request from Holder, advise Holder whether Icon can provide such Printing Services and, if so, the cash price (“Printing Cash Price”) to Holder at which Icon would be willing to provide such Printing Services. The Printing Benchmark Price for each individual Printing Services Request may not be changed after it has been communicated to Icon by Holder. If Icon offers to provide such Printing Services at a Printing Cash Price that is less than the Printing Benchmark Price, Holder shall be obligated to purchase such Printing Services in consideration for cash equal to the Printing Cash Price and Straight Trade Credits in an amount equal to the Printing Benchmark Price minus the Printing Cash Price. Icon shall invoice Holder with respect to any particular Printing Services order upon completion of such order. Straight Trade Credits may only be utilized toward the labor and paper portions of the Printing Services. Straight Trade Credits may not be utilized toward the purchase of freight, postage, ink or other “pass-through” charges.

(c)	Use of Straight Trade Credits for Other Services and/or Goods. Holder may advise Icon from time to time by delivery to Icon of a purchase request in form and substance reasonably satisfactory to Icon of (i) any services and/or goods (other than those described in Sections 3(a) and 3(b) above) that Holder requires, including information on the quantity, brand (including model name or number), delivery or storage requirements, (ii) timing requirements, (iii) the verifiable cash price at which such services and goods may be obtained by Holder from unaffiliated third party vendors of Holder (“Other Services and/or Goods Benchmark Price”), and (iv) such other information as requested by Icon (“Other Services and/or Goods Purchase Request”). Holder shall provide Icon with as much notice as possible to accommodate Holder’s Other Services and/or Goods Purchase Request. Icon shall, promptly after receipt of an Other Services and/or Goods Purchase Request from Holder, advise Holder whether Icon can provide such services and/or goods and, if so, the cash price (“Icon Cash Price”) to Holder at which Icon would be willing to provide such services and/or goods. The Other Services and/or Goods Benchmark Price for each individual Other Services and/or Goods Purchase Request may not be changed after it has been communicated to Icon by Holder. If Icon offers to provide such services and/or goods at an Icon Cash Price that is less than the Other Services and/or Goods Benchmark Price, Holder shall purchase such services and/or goods from or through Icon. Icon shall inform Holder whether to pay the Icon Cash Price to Icon or directly to the vendor of such services and/or goods. In the event Icon requests that Holder pay Icon directly for such services and/or goods (such services and/or goods typically originate from Icon’s inventory), Holder shall make such payment to Icon on the terms contained on the invoice from Icon and the charge against the Straight Trade Credits shall be an amount equal to the difference between the Other Services and/or Goods Benchmark Price and the Icon Cash Price. In the event Icon requests that Holder pay the vendor of such services and/or goods directly (such services and/or goods typically do not originate from Icon’s inventory), Holder shall make such payment to such vendor on the terms contained on the invoice from such vendor, the charge against the Straight Trade Credits shall be an amount equal to 85% of the difference between the Other Services and/or Goods Benchmark Price and the Icon Cash Price, and Holder shall pay to Icon upon the terms contained on the invoice from Icon an amount, in cash, equal to 15% of the difference between the Other Services and/or Goods Benchmark Price and the Icon Cash Price. In the event Holder utilizes the Icon Cash Price to negotiate a price lower than the Other Services and/or Goods Benchmark Price for such services and/or goods and, subsequently purchases such services and/or goods without Icon, Holder shall pay to Icon, promptly upon making such purchase, an amount, in cash, equal to the difference between the Other Services and/or Goods Benchmark Price and the price Holder pays for such services and/or goods.

4 Miscellaneous

(a)	Prior to Icon supplying media or non-media goods and services, Holder shall complete Icon’s credit application. Holder will receive credit terms that reflect the credit terms Icon is able to obtain for Holder in the marketplace, which shall be no more than net thirty (30) days from invoice date. Notwithstanding anything to the contrary contained herein, Icon retains the right to determine and modify payment terms with respect to Holder at any time in accordance with Icon’s standard credit policies and procedures.

(b)

In the event that Icon agrees to accept the cash portion of any purchase price after delivery of the purchased services or goods rather than prior thereto, the obligation of Holder to make such cash payment after delivery of the appropriate good or service, on an individual transaction by transaction basis, shall be absolute and unconditional, and not subject to any offset right or any other defense or counterclaim which Holder may have against Icon now or in the future either hereunder or otherwise. Holder further acknowledges and agrees that any such cash receivable shall be freely assignable by Icon.

(c)	If payment of any amounts due to Icon hereunder are not paid to Icon when due and payable in accordance with the terms and conditions of this Agreement, Holder shall pay to Icon interest at the rate equal to the prime rate (as quoted by JP Morgan Chase Bank), plus 3% (or, if less, the maximum rate allowed by law) on any and all unpaid balances due Icon. Icon shall invoice Holder for such interest charges monthly.

(d)	Holder shall be required to pay to Icon on demand any and all attorneys’ fees and costs of collection incurred by Icon in connection with collecting any delinquent amounts due from Holder to Icon hereunder.

(e)	In the event Holder shall utilize the services of an agent in connection with the payment of Icon invoices, Holder shall remain liable to Icon (and its assigns) pursuant to the terms of this Agreement until such agent has fully performed Holder’s payment obligations hereunder. Icon shall have no obligation to pay any agency commission, service or brokers commissions, sales and use taxes, freight or delivery charges or any other similar add on fees in connection with the provision of media or non-media goods and services to Holder pursuant to this Agreement.

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